Exhibit 10.10
EXECUTION COPY
CONFIDENTIAL

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT dated as of August 28, 2018 (the “Signing Date”), is by and among Purdue Pharma L.P., a Delaware limited partnership (“Purdue Pharma”), The P.F. Laboratories, Inc., a New Jersey corporation (“P.F. Labs”), Purdue Pharmaceuticals L.P., a Delaware limited partnership (“Purdue Pharmaceuticals”); each of Purdue Pharma, P.F. Labs and Purdue Pharmaceuticals may be individually referred to herein as a “Purdue Entity” and collectively as the “Purdue Entities”), and Assertio Therapeutics, Inc., a Delaware corporation (formerly known as Depomed, Inc., a California corporation) (“Assertio”). The Purdue Entities and Assertio are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Assertio is the owner of the Assertio Patents (as defined below) and the Purdue Entities are the owners of the Purdue Patents (as defined below);

WHEREAS, Assertio and the Purdue Entities are involved in Civil Action 3:13-CV- 00571-BRM-TJB in the District Court for the District of New Jersey (the “District Court”) concerning, inter alia, (a) the alleged infringement by the Purdue Entities of the Assertio Patents, and (b) the alleged invalidity and unenforceability of Assertio Patents (the “Civil Action”); and

WHEREAS the Parties desire to settle the disputes relating to the Civil Action.

AGREEMENT

NOW, THEREFORE, in consideration of the terms, conditions and recitals set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1.
“Associated Companies” means, as to any Party or Third Party (as defined below), any person, firm, trust, partnership, corporation, company or other entity or combination thereof, that directly or indirectly Controls, is Controlled by or is under common Control with such Party or Third Party, as the case may be.

1.2.
“Change of Control” means the transfer or disposition, either directly or indirectly (including by way of merger, acquisition, consolidation, sale of stock, sale of assets, operation of law or otherwise) of fifty percent (50%) or more of the total assets (which assets include the business to which the Settlement Documents relate), equity or voting power of the assigning Party.

1.3.	“Collegium” means Collegium NF, LLC, Collegium Pharmaceutical Inc. and their Associated Companies.

1.4.
“Control” and “Controlled” means ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting, equity and ownership rights of such person, firm, trust, partnership, corporation, company of other entity or combination thereof or the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof.

1.5.
“Assertio Patents” means (a) United States Patent Nos. 6,723,340, 6,340,475, 6,635,280 and 8,329,215; (b) any and all patent applications in the Territory (defined below) that claim priority to any such patents or from which any such patents issued or claimed priority, including all divisionals, continuations, continuations in part and all patents issuing from any of the foregoing, including those that issue in the future; and (c) any and all supplemental protection certificates, registrations, confirmations, extensions, reexaminations, reissues, inter partes review, post-grant review or renewals of any of the foregoing in the Territory.

1.6.
“Assertio Products” means (a) NUCYNTA®, NUCYNTA® ER, CAMBIA®, GRALISE® and ZIPSOR® or (b) any authorized generic or generic versions of the foregoing, produced by Assertio, or any of its Associated Companies or by any Third Party pursuant to a license, covenant or other right granted by Assertio or any of its Associated Companies, in each case of clauses (a) and (b), including any active pharmaceutical ingredient or other components used in such products as of the Signing Date, plus any modifications or improvements after the Signing Date, so long as those modifications or improvements do not require FDA approval.

1.7.
“Purdue Patents” means (a) United States Patent Nos. 9,861,583, 9,867,784 and 9,872,836; (b) any and all patent applications in the Territory that claim priority to any such patents or from which any such patents issued or claimed priority, including all divisionals, continuations, continuations in part and all patents issuing from any of the foregoing, including those that issue in the future; and (c) any and all supplemental protection certificates, registrations, confirmations, extensions, reexaminations, reissues, inter partes review, post-grant review or renewals of any of the foregoing in the Territory.

1.8.
“Purdue Products” means (a) OxyContin®, Butrans®, Hysingla® ER, Intermezzo®, Senokot®, Colace®, Betadine®, SlowMag®, Symproic®, Dilaudid® and MS Contin® or (b) any authorized generic or generic versions of the foregoing, produced by any Purdue Entity or any of its Associated Companies or by any Third Party pursuant to a license, covenant or other right granted by any Purdue Entity or any of its Associated Companies, in each case of clauses (a) and (b), including any active pharmaceutical ingredient or other components used in such products as of the Signing Date, plus any modifications or improvements after the Signing Date, so long as those modifications or improvements do not require FDA approval.

1.9.	“Related Inter Partes Review Proceedings” means Purdue Pharma L.P. v. Depomed, Inc., Case Nos. IPR2014-00377; IPR2014-00378; and IPR2014-00379.

1.10.	“Territory” means the United States, its districts, territories, possessions and commonwealths, including the Commonwealth of Puerto Rico.

1.11.	“Third Party” means any party other than the Purdue Entities and their Associated Companies or Assertio and its Associated Companies.

1.12.	“USPTO” means the United States Patent and Trademark Office.

2.	Settlement of Civil Action.

2.1.
Stipulated Dismissal. On the Signing Date, Assertio and the Purdue Entities will execute or cause their attorneys of record in the Civil Action to execute and deliver to counsel for the Purdue Entities signed copies of a Stipulated Dismissal in the form attached as Exhibit A to this Agreement. Counsel for Purdue shall cause the signed Stipulated Dismissal to be filed with the District Court upon receipt of electronic notice to Philip.Strassburger@pharma.com and Jon.Lowne@pharma.com at Purdue Pharma from Assertio that Assertio has received the payment provided for in Section 3(i). The Stipulated Dismissal will dismiss the claims and counterclaims brought in the Civil Action with prejudice, with each side to bear its own attorney’s fees and costs.

2.2.
No Admissions. This Agreement is the result of a compromise and resolution to avoid the expense and risk of resolving the Civil Action and any other related dispute through any litigation. Nothing in this Agreement is or shall be construed as an admission of any fact, wrongdoing, liability, infringement or non- infringement, of the validity or invalidity, or enforceability or non-enforceability of any of the Assertio Patents or the Purdue Patents or any position taken or proposed to be taken in any action or proceeding, including the Civil Action.

3.
Settlement Payments. One or more of the Purdue Entities shall make the following cash payments to Assertio, as a settlement of royalties for the use by the Purdue Entities and their Associated Companies of the Assertio Patents in the Territory for all periods (or portions thereof) up to and including the Signing Date and in consideration for Assertio’s agreement to dismiss the Civil Action:

(i)
on the Signing Date, one or more of the Purdue Entities will pay by wire transfer of immediately available funds, to the account set forth on Exhibit B to this Agreement (the “Assertio Account”), an amount equal to $30 million dollars. Assertio will immediately notify Purdue Pharma of its receipt of such funds and counsel for the Purdue Entities will file the Stipulated Dismissal provided for in Section 2.1; it is the intent of the

Parties that the payment by the Purdue Entities be made to Assertio and the Stipulated Dismissal be filed on the same day, and the Parties agree to use their best efforts to effect such result; and

(ii)	one or more of the Purdue Entities will pay by wire transfer of immediately available funds, to the Assertio Account, an amount equal to
$32 million dollars on or before February 1, 2019.

The payments made pursuant to this Section 3 shall be in United States dollars and shall not be refundable.

3.1.	No Other Payments. Except as set forth in this Section 3, no Purdue Entity shall be required to make any payments to or for the account of Assertio or its Associated Companies under this Agreement.

3.2.
IRS Form. On the Signing Date, Assertio will provide the Purdue Entities with a properly completed IRS Form W-9. Assertio shall promptly provide the Purdue Entities with an updated or revised IRS Form W-9 upon the inaccuracy or invalidity of the IRS Form W-9 provided on the Signing Date.

3.3.
Means of Payment. One or more of the Purdue Entities shall make the payment provided for in Section 3(ii) to Assertio via wire transfer in immediately available funds to the Assertio Account. If the Purdue Entities fail to make such payment by February 1, 2019, the Purdue Entities shall have ten (10) business days after receipt of written notice from Assertio of such failure to make the payment. Failure to do so is a material breach of this Agreement. If the Purdue Entitles fail to make such payment by the eleventh (11th) business day after the receipt of such notice (such date and each six (6) month anniversary of such date referred to herein as a “Payment Date”), then, in addition to the payment required under Section 3(ii), the Purdue Entities shall make a payment in respect of liquidated damages of $1.12 million before the next Payment Date. If the Purdue Entities have failed to make all payments previously due, then the Purdue Entities shall be required to pay an additional $1.12 million in respect of liquidated damages on the next Payment Date.

3.4.
Taxes. Each Party shall be responsible for reporting and paying its own income taxes, corporate taxes and applicable transaction taxes imposed on such Party as a result of the payment or transactions contemplated by this Agreement.

4.
Assertio Covenant Not to Sue. Assertio, on behalf of itself and its Associated Companies, hereby covenants that neither Assertio nor any of its Associated Companies will sue, assert or purport to assert any claim or counterclaim against or otherwise assist, encourage, facilitate or participate in any action or proceeding in the Territory against any of the Purdue Entities or any of their Associated Companies or their direct or indirect customers, users, licensees, service providers, distributors, retailers, or their direct and indirect manufacturers or suppliers claiming or otherwise asserting that any of the making, having made, using, marketing, selling, offering for sale, importing and/or other distributing of any Purdue Product in the Territory infringes any of the Assertio Patents, or other patent rights that are or have been owned or controlled (including any right of enforcement) by Assertio or any of its Associated Companies, including any patent rights that are owned or controlled by Assertio or any of its Associated Companies in the future. Notwithstanding the foregoing, the covenant contained in this Section 4 shall not apply to patents or other patent rights that are owned or controlled by a Third Party that becomes an Associated Company of Assertio after the Signing Date.

4.1.
Assertio, on behalf of itself and its Associated Companies, hereby covenants that neither Assertio nor any of its Associated Companies will request, institute, initiate, sue, assert or otherwise assist, indemnify, encourage, facilitate or participate in any action or proceeding, including any post issuance proceeding in the USPTO, challenging the validity, enforceability or priority of invention of any patent rights, including the Purdue Patents, owned or controlled (including any right of enforcement) by any of the Purdue Entities or any of their Associated Companies, in each case and solely to the extent that such a patent covers or any of the Purdue Entities identifies in good faith as covering a Purdue Product either by way of compliance with the patent marking provisions of 35 U.S.C. § 287 or by listing such patent in the United States Food and Drug Administration’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations. Notwithstanding the foregoing, the covenant contained in this Section 4.1 shall not apply to patents or other patent rights that are owned or controlled by a Third Party that becomes an Associated Company of any of the Purdue Entities after the Signing Date.

4.2.
Notwithstanding the foregoing, if Assertio or any of its Associated Companies develop a product other than the Assertio Products, such entity or its Associated Companies may file a paragraph IV certification challenging any patents owned or controlled (including any right to enforcement) by any of the Purdue Entities or their Associated Companies with respect to such product. If a Purdue Entity or any of its Associated Companies brings suit in a Federal District Court alleging infringement by Assertio or its Associated Companies of such patents, including Purdue Patents, with respect to such product, the prohibitions of Section 4.1 shall not be applicable with respect to any patents asserted by such Purdue Entity or its Associated Companies in such litigation. For clarity, the foregoing sentence does not apply to any active pharmaceutical ingredients other than the active pharmaceutical ingredients in such product.

4.3.
In the event that the Purdue Entities sell, transfer or assign to a Third Party all or substantially all of the assets or rights associated with one or more, but not all, Purdue Products in a bona fide, arms-length transaction (each such product referred to herein as a “Spun Off Purdue Product”), Sections 4, 4.1, 4.2 and 4.3 shall automatically extend to such Third Party acquirer and its Associated Companies. The Purdue Entities shall require, as a condition to any such sale, transfer or assignment, that such Third Party provide written notice to Assertio that it and its Associated Companies will be bound thereby and shall also be bound by Sections 15.4, 15.9, and 15.11 of this Agreement.

5.
Assertio Release. Assertio, on behalf of itself and its Associated Companies, hereby releases and forever discharges each of the Purdue Entities, each of their Associated Companies (as of the Signing Date) and their respective current and former directors, officers, employees, attorneys, other representatives or their direct or indirect customers, users, licensees, service providers, distributors, retailers, or their direct and indirect manufacturers or suppliers (collectively, the “Purdue Releasees”) from any and all actions, causes of action, suits, claims and liabilities whatsoever, in law, admiralty or equity, against the Purdue Releasees, relating to (i) any claim of infringement of the Assertio Patents or any other intellectual property that are or have been owned or controlled (including any right of enforcement) by Assertio and its Associated Companies (as of the Signing Date) arising from the making, having made, using, marketing, selling, offering for sale, importing and/or other distributing of any Purdue Product in and for the Territory on or prior to the Signing Date, (ii) any claims in the Territory that were made or could have been made against Purdue Releasees in the Civil Action or the Related Inter Partes Review Proceedings, including, in each case, any claim for attorneys’ fees or costs, and (iii) any other claims or counterclaims related to the Assertio Patents or other patent rights that are or have been owned or controlled (including any right of enforcement) by Assertio or any of its Associated Companies (as of the Signing Date) that could have been brought in the Territory on or prior to the Signing Date with respect to the Purdue Products. For the avoidance of ambiguity, the release provided by this Section 5 will not apply to any action to enforce any provision of this Agreement.

6.
Purdue Covenant Not to Sue. The Purdue Entities, on behalf of themselves and each of their Associated Companies, hereby covenant that neither the Purdue Entities nor any of their Associated Companies will sue, assert or purport to assert any claim or counterclaim against or otherwise assist, encourage, facilitate or participate in any action or proceeding in the Territory against Assertio or its Associated Companies or their direct or indirect customers, users, licensees, agents, service providers, distributors, retailers, or their direct and indirect manufacturers or suppliers (excluding Collegium) claiming or otherwise asserting that any of the making, having made, using, marketing, selling, offering for sale, importing and/or other distributing of any Assertio Product in the Territory infringes any Purdue Patents, or other patent rights that are or have been owned or controlled (including any right of enforcement) by any of the Purdue Entities or any of their Associated Companies, including any patent rights that are owned or controlled by the Purdue Entities or any of their Associated Companies in the future. Notwithstanding the foregoing, the covenant contained in this Section 6 shall not apply to patents or other patent rights that are owned or controlled by a Third Party that becomes an Associated Company of a Purdue Entity after the Signing Date. The covenant contained in this Section 6 shall also not apply to Collegium.

6.1.
The Purdue Entities, on behalf of themselves and each of their Associated Companies, hereby covenant that neither the Purdue Entities nor their Associated Companies will request, institute, initiate, sue, assert or otherwise assist, indemnify, encourage, facilitate or participate in any action or proceeding, including in any post-issuance proceeding in the USPTO, challenging the validity, enforceability or priority of invention of any patent rights, including the Assertio Patents, owned or controlled (including any right of enforcement) by Assertio or its Associated Companies, in each case and solely to the extent that such patent covers or Assertio identifies in good faith as covering a Assertio Product either by way of compliance with the patent marking provisions of 35 U.S.C. § 287 or by listing such patent in the United States Food and Drug Administration’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations. Notwithstanding the foregoing, the covenant contained in this Section 6.1 shall not apply to patents or other patent rights that are owned or controlled by a Third Party that becomes an Associated Company of Assertio after the Signing Date.

6.2.
Notwithstanding the foregoing, if a Purdue Entity or any of their Associated Companies develop a product other than the Purdue Products, such Purdue Entity or its Associated Companies may file a paragraph IV certification challenging any patents owned or controlled (including any right of enforcement) by Assertio or its Associated Companies with respect to such product. If Assertio or any of its Associated Companies brings suit in a Federal District Court alleging infringement by a Purdue Entity or any of its Associated Companies of such patents, including Assertio Patents, with respect to such product, the prohibitions of Section 6.1 shall not be applicable with respect to any patents asserted by Assertio or any of its Associated Companies in such litigation. For clarity, the foregoing sentence does not apply to any active pharmaceutical ingredients other than the active pharmaceutical ingredients in such product.

6.3.
In the event that Assertio sells, transfers or assigns to a Third Party all or substantially all of the assets or rights associated with one or more, but not all Assertio Products in a bona fide, arms-length transaction (each such product referred to herein as a “Spun Off Assertio Product”), Sections 6, 6.1, 6.2 and 6.3 shall automatically extend to such Third Party acquirer and its Associated Companies. Assertio shall require, as a condition to any such sale, transfer or assignment, that such Third Party provide written notice to Purdue that it and its Associated Companies will be bound thereby and shall also be bound by Sections 15.4, 15.9, and 15.11 of this Agreement.

7.
Purdue Release. The Purdue Entities, on behalf of themselves and each of their Associated Companies, hereby release and forever discharge Assertio, each of its Associated Companies (as of Signing Date), and their respective current and former directors, officers, employees, attorneys, other representatives or their direct or indirect customers, users, licensees, service providers, distributors, retailers, or their direct and indirect manufacturers or suppliers (excluding Collegium) (collectively, the “Assertio Releasees”) from any and all actions, causes of action, suits, claims and liabilities whatsoever, in law, admiralty or equity against the Assertio Releasees relating to (i) any claim of infringement of the Purdue Patents or any other intellectual property that are or have been owned or controlled (including any right of enforcement) by the Purdue Entities or their Associated Companies (as of the Signing Date) arising from the making, having made, using, marketing, selling, offering for sale, importing and/or other distributing of any Assertio Product in or for the Territory, on or prior to the Signing Date, (ii) any claims in the Territory that were made or could have been made against the Assertio Releasees in the Civil Action or the Related Inter Partes Review Proceedings, including in each case, any claim for attorneys’ fees or costs, and (iii) any other claims or counterclaims related to the Purdue Patents or other patent rights that are or have been owned or controlled (including any right of enforcement) by the Purdue Entities or their Associated Companies (as of the Signing Date) that could have been brought in the Territory on or prior to the Signing Date with respect to the Assertio Products. For the avoidance of ambiguity, the release provided by this Section 7 will not apply to any action to enforce any provision of this Agreement. The release contained in this Section 7 will also not apply to Collegium.

8.
Statutory Acknowledgement. Each Party expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the Party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other Party. In particular, but without limitation, each Party expressly waives the provisions of California Civil Code § 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

9.
Assignments. This Agreement, including the obligations of the Parties under the Exhibits hereto, is binding upon and shall inure to the benefit of each Party hereto, and each of its successors and permitted assigns. Each Party may assign or transfer (including by way of merger, acquisition, consolidation, sale of stock, sale of assets, operation of law or otherwise), except as provided below, all but not less than all of its rights or obligations under this Agreement, in the case of Assertio, together with the Assertio Patents and the Assertio Products, or, in the case of the Purdue Entities, together with the Purdue Patents and the Purdue Products (an “Assignment”) without the consent of the other Party; provided, however, that, (a) the assigning Party shall have provided the other Party five (5) business days’ prior written notice of such Assignment (or in the event of a Change of Control within twenty (20) days following such Change of Control), and (b) except as set forth below, in the event of a Change of Control that is pursuant to an agreement with the assigning Party, any party that receives such Assignment, prior to (or in the event of a Change of Control within twenty (20) days following such Change of Control) and as a condition of such Assignment, shall have agreed in writing, on its own behalf and on behalf of its Associated Companies, to become subject to the terms and conditions of this Agreement and otherwise to assume the performance of all obligations of the assigning Party under this Agreement, in each case to which the assigning Party then remains subject. In the event of a Change of Control that is not pursuant to an agreement with the assigning Party, each Person directly or indirectly controlling the Person that becomes the assignee and each Associated Company of such Person shall become subject to the terms and conditions of this Agreement. Except as set forth in this Section 9, (i) the Purdue Entities may not assign any of the Purdue Patents or the Purdue Products separate and apart from this Agreement and (ii) neither Assertio nor any of its Associated Companies may assign any of the Assertio Patents or the Assertio Products separate and apart from this Agreement. Any Assignment or attempted Assignment of the Purdue Patents or the Purdue Products or the rights thereunder by the Purdue Entities, or of any Assertio Patents or Assertio Products or the rights thereunder by Assertio or any of its Associated Companies, in each case separate and apart from this Agreement, shall be null and void ab initio and shall have no force or effect. A Change of Control shall constitute an Assignment under this Agreement. Any Assignment or attempted Assignment of any of a Party’s rights or obligations hereunder in contravention of the provisions of this Section 9 shall be void ab initio and have no force or effect. If any of the Purdue Entities sells, transfers or assigns to a Third Party a Spun Off Purdue Product, the provisions of Section 4 shall apply, subject to Section 4.3. If Assertio sells, transfers or assigns to a Third Party a Spun Off Assertio Product, the provisions of Section 6 shall apply, subject to Section 6.3.

10.	Representations and Warranties.

10.1.
Mutual Representations and Warranties. Each Party represents and warrants that as of the Signing Date: (a) it is duly existing; (b) it has the full corporate or partnership power and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Agreement have been duly and validly authorized; (d) there are no other persons or entities whose consent to this Agreement or whose joinder is necessary to make fully effective the provisions of this Agreement; and (e) this Agreement is a legal,

valid and binding obligation of each Party enforceable against it in accordance with its terms and conditions. Each Party covenants that it will not enter into any agreement the execution or performance of which would violate this Agreement.

10.2.	Patent Representations and Warranties.

(A)    Assertio represents and warrants that as of the Signing Date: (i) Assertio is the successor to all of Depomed, Inc.’s assets and rights as a result of the merger between Depomed, Inc. and Assertio, (ii) Assertio or its Associated Companies collectively own all of the rights, title and interest in and to the Assertio Patents (including all rights to recover for alleged infringement of the same) necessary to grant the rights, covenants and releases with respect to the Assertio Patents of the full scope set forth herein; (iii) neither Assertio nor its Associated Companies have sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims released by this Agreement (iv) neither Assertio nor its Associated Companies have granted or otherwise transferred to any Third Party any rights to practice the Assertio Patents that would violate this Agreement; and (v) no Third Party has the right to sue or otherwise enforce the Assertio Patents (including all rights to recover for alleged infringement of the same).

(B)    The Purdue Entities represent and warrant that as of the Signing Date: (i) the Purdue Entities and their Associated Companies collectively own all of the rights, title and interest in and to the Purdue Patents (including all rights to recover for alleged infringement of the same) necessary to grant the rights, covenants and releases with respect to the Purdue Patents of the full scope set forth herein; (ii) neither the Purdue Entities nor their Associated Companies have sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims released by this Agreement; (iii) neither the Purdue Entities nor their Associated Companies have granted or otherwise transferred to any Third Party any right to practice the Purdue Patents that would violate this Agreement; and (iv) no Third Party has the right to sue or otherwise enforce the Purdue Patents (including all rights to recover for alleged infringement of the same).

10.3.
Limitations. Nothing in this Agreement is or will be construed as: (a) a warranty or representation by Assertio or the Purdue Entities respectively as to the validity, scope or enforceability of the Assertio Patents, or the Purdue Patents, or any other patents referred to in Sections 4.1 and 6.1; (b) any warranty or representation that anything made, used, sold, licensed, or offered for sale practicing the Assertio Patents, the Purdue Patents or any other patents referred to in Sections 4.1 and 6.1 is or will be free from infringement of patents, copyrights, and other rights of Third Parties; (c) an obligation to bring or prosecute actions or suits against Third Parties for infringement of the Assertio Patents, the Purdue Patents or any other patents referred to in Sections

4.1 and 6.1; (d) an obligation to proceed with the prosecution of any pending patent application or maintenance of any patent; or (e) granting by implication, estoppel or otherwise any covenants or licenses under patents except as specifically defined in this Agreement.

10.4.
No Rescission Due to Patents. In the event that a Assertio Patent is materially limited or declared invalid or unenforceable, the Purdue Entities shall not be entitled to the return of any payment made or the reduction of any payment due under this Agreement or any other consideration of any kind. In the event that a Purdue Patent is materially limited or declared invalid, unenforceable or not infringed, Assertio shall not be entitled to any additional right or any other consideration of any kind.

10.5.
Liability for Associated Companies. Each Party will be liable for (i) any breach of the provisions of this Agreement by any of its respective Associated Companies, (ii) any failure by any of their Associated Companies to comply with this Agreement as if they were Parties, and (iii) any breach by any Third Party acquirer or any of their Associated Companies of the provisions of this Agreement by which they are bound.

11.
Confidentiality. The Parties acknowledge that the existence of this Agreement, the consideration being exchanged by the Parties, including the amount of the payments being made by the Purdue Entities and the mutual covenants not to sue and not to challenge, are material to Assertio and that Assertio will be required pursuant to its reporting requirements under the Securities Exchange Act of 1934, as amended (the “‘34 Act”), to disclose such facts and to file this Agreement as an exhibit to one of its required filings under the ‘34 Act. Notwithstanding the foregoing neither Party will issue a press release concerning the existence or terms of this Agreement unless such Party has given the other Party five (5) business days’ prior written notice of the text of such release and the opportunity to comment on such text.

12.	Warranty Disclaimer and Limitations of Liability.

12.1.
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. Each Party specifically disclaims reliance on any representations or warranties not embodied in this Agreement.

12.2.
Any warranty made by Assertio or any of the Purdue Entities or their respective Associated Companies to their customers or other Third Parties will be the sole responsibility of that Party making the warranty, and will not bind the other Party or be deemed or treated as having been made by any other Party.

12.3.
NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY, WHETHER IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY

PERSON OR ENTITY, EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.
Equitable Remedies. If any Party breaches any material provision of this Agreement, then, in addition to any other remedy the non-breaching Parties may have at law or in equity, the breaching Party agrees that the non-breaching Parties would suffer irreparable harm that would not be adequately compensated by monetary damages as a result of such breach and, solely upon a showing of a likelihood of success of establishing that such a material breach occurred, shall be entitled to a preliminary injunction to prevent the continuance of such breach, without the requirement of the posting of a bond. Notwithstanding the foregoing, the alleged breaching Party shall not be limited or prohibited from contesting the existence or continuance of any alleged breach to full adjudication on the merits.

14.	Notices.

(a)Any notice required under this Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person or by overnight express delivery service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to any of the Purdue Entities: Purdue Pharma L.P.
One Stamford Forum
201 Tresser Boulevard
Stamford, CT 06901-3431
Attention: Senior Vice President, Intellectual Property Strategy and Litigation with a copy, which will not constitute notice, to:
Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019 Attention: Stuart D. Baker

If to Assertio:

Assertio Therapeutics, Inc. Attn: General Counsel
100 S. Saunders Rd., Suite 300 Lake Forest, IL 60045
with a copy, which will not constitute notice, to:

Kramer Levin Naftalis & Frankel LLP Attn: Paul Andre
990 Marsh Rd, Menlo Park, CA 94025

(b)Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt.

(c)Each of the Purdue Entities hereby agrees that Purdue Pharma (or any other Purdue Entity authorized by the Purdue Entities pursuant to Section 14(e)) shall be authorized to provide (and to determine whether or not to provide) any and all consents or notice or receive notice on behalf of each of them under this Agreement and shall not take any action inconsistent with such authorization.

(d)Assertio hereby agrees that Assertio (or any other Associated Company authorized by Assertio pursuant to Section 14(e)) shall be authorized to provide (and to determine whether or not to provide) any and all consents or notice or receive notice on behalf of each of them under this Agreement and shall not take any action inconsistent with such authorization.

(e)Any Party, at any time upon written notice to the other Parties as provided above, may replace the above designated notice recipient (or any replacement thereof) with any other recipient to provide consents or notice or receive notice on behalf of each of such Party under this Agreement.

15.	General Provisions.

15.1.
Independent Counsel. Each Party warrants to the other Parties that it has carefully read this Agreement, knows its contents, and has freely executed it. Each Party, by execution of this Agreement, represents that such Party has reviewed each term of this Agreement with that Party’s legal counsel and that such Party will not deny the validity of any term of this Agreement on lack of advice of counsel.

15.2.
Entire Agreement. This Agreement, including any attached exhibits, embodies the entire understanding between the Parties with respect to the subject matter of this Agreement. The Parties agree that this Agreement supersedes and supplants all prior or contemporaneous agreements, proposals, or understandings, whether written or oral, between them with respect to the same subject matter, including the drafts of term sheets exchanged between the Parties.

15.3.
Amendments. This Agreement may not be modified, amended, supplemented, or repealed except by written agreement executed by duly authorized representatives of the Parties, expressly stating that it is the intention of the Parties to modify this Agreement stating the Sections of this Agreement being modified.

15.4.
Governing Law; Jurisdiction; Venue. This Agreement, and the rights and obligations created hereunder, shall be governed by and interpreted according to the substantive laws of the State of New Jersey without regard to its choice of law or conflicts of law principles. Any action or proceeding related to this Agreement shall be brought in the District Court, which shall retain jurisdiction and venue for any such action or proceeding, and the Parties shall not contest and shall waive any defense or objection of personal jurisdiction, subject matter jurisdiction or venue in such court (including based on the principle of forum non conveniens).

15.5.
Construction. This Agreement will be construed in all respects as jointly drafted and will not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Agreement. As used in this Agreement, the term “including” and terms of like import will be interpreted as terms of explication as if followed by the words “but not limited to”. The terms “hereunder”, “herein”, and similar expressions refer to this Agreement and not to any particular Section or other portion hereof.

15.6.
No Waiver. No waiver of, failure of a Party to object to, or failure of a Party to take affirmative action with respect to any default, term, or condition of this Agreement, or any breach, will be deemed to imply or constitute a waiver of any other like default, term, or condition of this Agreement or subsequent breach thereof.

15.7.
Counterparts. This Agreement may be signed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the Parties. Delivery of an executed counterpart by, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

15.8.
Term and Termination. The term of this Agreement will commence upon the Signing Date and will continue until the end of the enforceability period following expiration of all of the Assertio Patents and the Purdue Patents. If Assertio or any of its Associated Companies breaches the provisions of Section 4 or 4.1 of this Agreement and does not cure said breach within twenty (20) days’ written notice, the obligations of the Purdue Entities and their Associated Companies under Sections 6 and 6.1 shall immediately terminate. If a Purdue Entity or any of its Associated Companies breaches the provisions of Section 3, 6 or 6.1 of this Agreement and does not cure said breach within twenty (20) days’ written notice, the obligations of

Assertio and its Associated Companies under Sections 4 and 4.1 shall immediately terminate.

15.9.
Affirmation of Rights. All rights and licenses granted pursuant to any Section of this Agreement are, and will otherwise be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and/or any similar or comparable section of the U.S. Bankruptcy Code (as such sections may be modified, amended, replaced, or renumbered from time to time), executory licenses of rights to “intellectual property,” as defined under Section 101 (35A) of the U.S. Bankruptcy Code and/or any similar or comparable section of the U.S. Bankruptcy Code (as such sections may be modified, amended, replaced, or renumbered from time to time). The Parties will retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Accordingly, the licensee of such rights shall retain and may fully exercise all its rights and elections under the U.S. Bankruptcy Code. Upon the commencement of bankruptcy proceedings by or against either Party under the U.S. Bankruptcy Code, the other Party shall be entitled to retain all of its license rights and use rights granted under this Agreement.

15.10.
Severability. If any provision of this Agreement is held by a court to be unenforceable or invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it enforceable and valid, and the remaining provisions or portions of provisions of this Agreement will in no way be affected or impaired thereby.

15.11.
Reservation of Rights. Except for the rights, agreements and covenants, waivers and releases specifically granted pursuant to this Agreement, no other right, agreement, written or oral license or sublicense, covenant, waiver or release of past or future infringement or other written or oral authorization is or has been granted or implied by this Agreement.

15.12.
No Exhaustion of Rights as to Collegium. Any activity by Collegium (and solely with respect to Collegium and not any Third Party engaging in such activity), including the making, having made by any Third Party other than by or on behalf of Assertio or its Associated Companies, using, offering to sell, selling, shipping, distributing or importing in or outside the Territory of NUCYNTA® or NUCYNTA® ER shall not be authorized and no determination that any of the Purdue Patents or any other patent rights or other intellectual property owned or controlled by any of the Purdue Entities or any of their Associated Companies have been terminated or exhausted as to Collegium shall be based upon any provision of this Agreement. For the sake of clarity, none of the activities described above with respect to NUCYNTA® or NUCYNTA® ER by Collegium is authorized by any of the Purdue Entities or any of their Associated Companies and no release or covenant not to sue given by any of the Purdue Entities or any of their Associated Companies shall be applicable to Collegium. Neither Assertio nor any of its Associated Companies shall assert, in any context, alone or in cooperation with Collegium or any other Third Party, that any of the Purdue Patents or any other patent rights or other intellectual property owned or controlled by any of the Purdue Entities or any of their Associated Companies have been exhausted with respect to Collegium by any of its activities relating to NUCYNTA® or NUCYNTA® ER. For greater clarity, it shall not be a violation of the covenant not to sue contained in Section 6 for any of the Purdue Entities or any of their Associated Companies to assert any direct or indirect infringement claims against Collegium, including but not limited to Civil Action No. 18-cv-226-GMS pending in the District Court for the District of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Signing Date.

ASSERTIO THERAPUETICS, INC.

By:    /a/ Arthur Higgins________
Name:    Arthur Higgins
Title:    CEO

PURDUE PHARMA L.P.

By:    Purdue Pharma, Inc., its general partner
By:    /s/ Jon Lowne__________
Name:    Jon Lowne
Title:    VP, CFO

PURDUE PHARMACEUTICALS L.P.

By:    Purdue Pharma, Inc., its general partner
By:    /s/ Jon Lowne__________
Name:    Jon Lowne
Title:    VP, CFO

THE P.F. LABORATORIES, INC.

By:    /s/ Edward B. Mahony___
Name:    Edward B. Mahony
Title:    VP, Finance

EXHIBIT A

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

DEPOMED, INC., Plaintiff, v. PURDUE PHARMA L.P., PURDUE PHARMACEUTICALS L.P. and THE P.F. LABORATORIES, INC., Defendants.

3:13-cv-00571 (BRM-TJB)

STIPULATED DISMISSAL

On consent of ASSERTIO THERAPEUTICS, INC. (FORMERLY PLAINTIFF DEPOMED, INC.) and PURDUE PHARMA L.P., THE P.F. LABORATORIES, INC. and PURDUE PHARMACEUTICALS L.P., and as settlement of this action between those parties, ASSERTIO THERAPEUTICS, INC., a Delaware corporation having a place of business at 100 Saunders Road, Suite 300, Lake Forest, Illinois 60045 (“Assertio”) and PURDUE PHARMA L.P., a limited partnership organized and existing under the laws of the State of Delaware, having a place of business at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901, THE P.F. LABORATORIES, INC., a corporation organized and existing under the laws of the State of New Jersey, having a place of business at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901, and PURDUE PHARMACEUTICALS L.P., a limited partnership organized and existing under the laws of the State of Delaware, having a place of business at 4701 Purdue Drive, Wilson, North Carolina 27893 (individually and collectively, “Purdue”) (Assertio and Purdue being sometimes referred to herein individually as a “Party” and collectively as the “Parties”), it is Ordered, Adjudged and Decreed as follows:

1.The Parties agree that the Action, including all counterclaims, is dismissed with prejudice.
2.No right, written or oral license or sublicense, covenant not to sue, waiver or release or other written or oral authorization is or has been granted or implied by this Stipulated Dismissal.
3.The Action is hereby dismissed without costs or attorney’s fees, save that this District Court shall retain jurisdiction over the Action, including without limitation, over implementation of, or disputes arising out of, this Stipulated Dismissal or the settlement of the Action.
[remainder of this page intentionally left blank]

3:13-cv-00571

Stipulated Dismissal Signature Page

By: ____________________________	By: ______________________________
ROBINSON MILLER LLC
Keith J. Miller
Michael Gesualdo
One Newark Center, 19th Floor Newark, New Jersey 07102
(973) 690-5400

Attorneys for Plaintiff

OF COUNSEL:
KRAMER LEVIN NAFTALIS
& FRANKEL LLP
Paul J. Andre
Lisa Kobialka
Hannah Lee
990 Marsh Road
Menlo Park, CA 94025
(650) 752-1700

Mark Baghdassarian
1177 Avenue of the Americas
New York, NY 10036
(212) 715-9100

WALSH PIZZI O’REILLY
FALANGA LLP
Liza M. Walsh
Eleonore Ofuso-Antwi
One Riverfront Plaza
1037 Raymond Blvd., Suite 600
Newark, NJ 07102
(973) 757-1100

Attorneys for Defendants

OF COUNSEL:
John J. Normile
Kelsey I. Nix
Pablo D. Hendler
Gasper J. LaRosa
Sarah A. Geers
Lisamarie LoGiudice
Kenneth S. Canfield
JONES DAY
250 Vesey Street
New York, NY 10281
(212) 326-3939

Jason G. Winchester
JONES DAY
77 West Wacker Drive
Chicago, IL 60601
(312) 782-3939

3:13-cv-00571

Stipulated Dismissal Signature Page

SO ORDERED

Dated: __________________, 2018     _________________________________
United States District Judge